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                               AMENDMENT NO. 1 TO
                         EXECUTIVE EMPLOYMENT AGREEMENT


     This Amendment No. 1 to Executive Employment Agreement is effective as of January 1, 2000, and is made between Black Hawk Gaming & Development Company, Inc. (the "Company") and Stephen R. Roark (the "Executive").

     WHEREAS, the Company and the Executive entered into that certain Executive Employment Agreement effective May 1, 1999 (the "Agreement"); and

     WHEREAS, the parties thereto wish to amend the Agreement in certain respects.

     NOW, THEREFORE, in consideration of the mutual promises and covenants of the parties herein and the continuing promises and covenants of the parties in the Agreement,

     It is agreed as follows:

     1. Section 2.1 of the Agreement is deleted in its entirety and replaced with the following:

          "SECTION 2.1 BASE SALARY. The Company shall pay to the Executive a Base Salary equal to the greater of: (i) $250,000 per year payable in accordance with the Company's payroll and withholding policies; or (ii) an amount equal to 1.05% of the Company's annual EBITDA up to $50 million; provided however, any amounts payable under (ii) shall be accrued but payment deferred unless and until the Company is In Ratio. In connection with its annual audit each year, the Company shall compute the amount, if any, by which the Base Salary in subsection (ii) exceeds the amount in subsection (i) above and shall pay any such excess to the Executive on or before the next April 15 following the computational year, if the Company was In Ratio at the end of such year.

          For purposes of the foregoing, these definitions control:

          "Annual" means the one year period ending on December 31 of each year.

          "Company Debt" means on a consolidated basis the Company's long term and current portion (without duplication) of all bank borrowings and institutional debt, including capitalized lease obligations, but excluding the outstanding balance and accrued interest on The Lodge Casino's Special Improvement District Bonds.

          "EBITDA" means the net income of the Company determined in accordance with generally accepted accounting principles, consistently applied, for any Annual reporting period beginning with the period ended December 31, 2000, before deductions for interest, taxes, depreciation and amortization charges.


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          "In Ratio" means at December 31 of each year that: (i) the ratio of
     EBITDA to interest on Company Debt is at least 2:1; and (ii) the Company is in full compliance with the financial ratios under the Wells Fargo Credit Agreement dated April 23, 1999 (or any substituted facility)."

     2. Section 2.2 of the Agreement is deleted in its entirety and replaced with the following:

          "SECTION 2.2 BONUS AND BONUS PLAN PARTICIPATION. The Executive will be entitled to an annual bonus for each year ended December 31 during the Term in an amount equal to a minimum of 25% and a maximum of 40% of the Executive's Base Salary. The amount of the percentage within the foregoing range shall be determined in the sole discretion of the Compensation Committee of the Company's Board of Directors and shall be based on written objectives defined by such Committee."

     3. Section 3.1 of the Agreement is deleted in its entirety and replaced with the following:

          "SECTION 3.1 TERM. This Agreement shall be for a period of three years and eight months commencing on May 1, 1999 and ending on December 31, 2002, subject, however, to termination during such period as provided in this Article (the "Term")."

     4. Section 3.5 is hereby added to the Agreement.

          "SECTION 3.5 TERMINATION UPON SALE. (a) If during the Term, the
     Company:

                    (i)  is merged into another company;

                    (ii) sells all or substantially all of its assets to another company or person;

                    (iii) experiences a change in ownership of 50% or more of
               its outstanding common stock; or

                    (iv) issues shares in excess of 50% of its then outstanding common stock to another company or person;

     and the Executive is not offered, by the acquiring company or person, an employment position, or not offered an employment position satisfactory to him (in his sole discretion), he shall be deemed Terminated Without Cause and shall be entitled to a severance payment in an amount equal to one year's Base Salary which shall be in addition to amounts payable to the Executive under Section 3.3 above.

          (b) The foregoing subsection 3.5(a) shall not apply if the Executive is an equity participant in any of the transactions described in subsection 3.5(a)(i)-(iv) above.




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     5. All other terms and provisions of the Agreement shall remain in full force and effect.




                                          BLACK HAWK GAMING & DEVELOPMENT
                                          COMPANY, INC.


                                          By: /s/ Jeffrey P. Jacobs
                                             ---------------------------------
                                             Jeffrey P. Jacobs,
                                             Chief Executive Officer

                                          EXECUTIVE


                                             /s/ Stephen R. Roark
                                             ---------------------------------
                                             Stephen R. Roark




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